SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  SCHEDULE 13G

  Under the Securities Exchange Act of 1934(Amendment No:1)

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      (Name of Issuer): Sipex Corporation

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      (Title of Class of Securities): Common Stock

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      (CUSIP Number): 829909100

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 (Date of Event Which Requires Filing of this Statement):March 6, 2003

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      CUSIP No. 829909100
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(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
(entities only): 4080661 Canada Inc.
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(2) Check the Appropriate Box if a Member of a Group (See
Instructions) Not applicable

(a).............................................................................
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(b).............................................................................
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      (3) SEC Use Only

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      (4) Citizenship or Place of
Organization.Canada............................................................

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      Number of Shares Beneficially Owned by Each Reporting Person with:
(5)Sole Voting Power:  3,231,400
(6)Shared Voting Power: Nil
(7)Sole Dispositive Power: 3,231,400
(8)Shared Dispositive: Nil
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(9)Aggregate Amount Beneficially Owned by Each Reporting
      Person 3,231,400

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(10)Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions) Not Applicable

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(11)Percent of Class Represented by Amount in Row 9: 11.6%


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(12)Type of Reporting Person (See
      Instructions) CO

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(14)Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

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Item 1
      Item 1(a) Name of Issuer: Sipex Corporation

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      Item 1(b) Address of Issuer's Principal Executive Offices:
22 Linnell Circle, Billerica, Mass, 01821

Item 2

      2(a) Name of Person Filing: 4080661 Canada Inc.

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      2(b) Address or Principal Business Office or, if none, Residence:
237 Hymus Blvd,
Borough of Pointe Claire,
City of Montreal,
Quebec, Canada,
H9R 5C7

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2(c) Citizenship: Canada

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      2(d) Title of Class of Securities: Common Stock

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      2(e) CUSIP No.: 829909100




Item 3.

Not Applicable


Item 4. Ownership


  Amount Beneficially Owned: 3,231,400

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  Percent of class: 11.6%

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  Number of shares as to which such person has:


    Sole power to vote or to direct the vote 3,231,400
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    Shared power to vote or to direct the vote Nil
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    Sole power to dispose or to direct the disposition of 3,231,400
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    Shared power to dispose or to direct the disposition of Nil
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Item 5.

Not Applicable

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group


Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certifications

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature. (S) Guy Lavergne, Associate General Counsel

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
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Dated: March 6, 2003